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                                  EXHIBIT 23(1)

                        CONSENT OF DELOITTE & TOUCHE LLP


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-74119 of First Security Corporation on Form S-4 of our report dated February 20, 1998 (May 20, 1998 as to Note 20), which report expressed an unqualified opinion and included explanatory language describing the restatement of the financial statements to give effect to the California State Bank acquisition, which was accounted for as a pooling of interests, appearing in the Current Report on Form 8-K dated October 1, 1998 of First Security Corporation and to the reference to us under the heading "Experts" in the Prospectus/Proxy Statement, which is part of this Pre-Effective Amendment No. 2 to Registration Statement.


DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 22, 1999